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EXHIBIT 3
FORM OF
VOTING AGREEMENT AND IRREVOCABLE PROXY
     THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”), is made and entered into as of May 6, 2005 among the individuals listed on the signature page hereto (each a “Stockholder” and collectively, the “Stockholders”) and Hermes Acquisition Company I LLC, a Delaware limited liability company (“Hermes”).
W I T N E S S E T H
     WHEREAS, each Stockholder is the record and beneficial owner of the number of shares of common stock of Cenuco, Inc., a Delaware corporation (the “Company”), set forth opposite such Stockholder’s name on Exhibit A (such shares, and any other voting or equity securities of the Company hereafter acquired by any Stockholder prior to the termination of this Agreement (whether by way of purchase, gift, stock dividend or distribution, recapitalization, reclassification, combination, exchange of shares, merger or other transaction) being referred to collectively as the “Shares”);
     WHEREAS, in accordance with the terms of that certain Merger Agreement, dated March 16, 2005, as amended as of May 10, 2005. by and among the Company, Hermes Holding Company, Inc. (“Merger Sub”) and Hermes (including all exhibits and schedules thereto, the “Merger Agreement”), the Company and Hermes intend to close the Merger (as defined, along with certain other capitalized terms, in the Merger Agreement) (the “Transaction”);
     WHEREAS, Hermes desires to have each Stockholder, and each Stockholder desires, in order to induce Hermes to proceed with closing the Transaction, to agree to vote in favor of approving certain matters set forth below (collectively, the “Additional Matters”) that are presented to the Company’s stockholders and that are necessary or desirable in connection with the Transaction; and
     WHEREAS, the Additional Matters shall include (a) the amendment of the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase its authorized common stock and to change the name of the Company to “Lander Co., Inc.” or such other name as is designated by Hermes, and (b) the issuance of shares of common stock, par value $.001 per share (the “Common Stock”) of the Company representing 65% of the outstanding shares of common stock after such issuance upon conversion of the shares of preferred stock of the Company issued in connection with the Merger and (c) such other matters as may be submitted to a vote of the Company’s stockholders as described in the Company’s Proxy Statement to be sent to its stockholders relating to the Transaction and such Additional Matters (the “Proxy Statement”).
     WHEREAS, this Agreement is intended to be binding on each Stockholder as permitted by Section 218 of the Delaware General Corporation Law.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
Section 1 Voting of Shares.
     Each Stockholder covenants and agrees that until the Termination Date (as defined below), at the meeting of the Company’s stockholders or any adjournment thereof to consider the Transaction and the Additional Matters, however called, and in any action by written consent of the stockholders of the

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Company to consider the Transaction and the Additional Matters, each Stockholder will vote, or cause to be voted, all of such Stockholder’s shares of Common Stock in favor of the Transaction and the Additional Matters as described in and in accordance with, the terms and conditions set forth in this Agreement, the Merger Agreement and the Proxy Statement.
     (a) Each Stockholder hereby irrevocably grants to and appoints Hermes, and any individual designated in writing by Hermes, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in such Stockholder’s name, place and stead, to vote such Stockholder’s shares of Common Stock at any meeting of the stockholders of the Company, or any adjournment thereof, called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1, or to act by written consent with respect to such matters, and against any actions or approval that would compete or be inconsistent with or could serve to interfere with, delay, discourage, adversely affect or inhibit the timely consummation and approval of the Transaction and the Additional Matters. Each Stockholder understands and acknowledges that Hermes is entering into the Merger Agreement in reliance upon each Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the Transaction and the Additional Matters, and that such irrevocable proxy is given to secure the performance of the duties of each Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.
     (b) Each Stockholder hereby revokes any and all previous proxies granted with respect to any of the shares of Common Stock owned by such Stockholder and shall not hereafter, until this Agreement terminates, grant or purport to grant any other proxy or power of attorney with respect to any of the shares of Common Stock or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the shares of Common Stock covering the subject matter hereof. Notwithstanding anything stated to the contrary, the foregoing shall not prohibit any Stockholder from granting proxies in connection with the annual meeting of the Company’s stockholders with respect to voting on matters other than the matters that are the subject matter of this Agreement.
     (c) Each Stockholder agrees to use such Stockholder’s best efforts to encourage the other stockholders of the Company to vote to approve the Transaction and the Additional Matters.
     (d) Each Stockholder hereby agrees to timely furnish to the Company such information concerning such Stockholder and such Stockholder’s Affiliates (other than the Company and any of its Subsidiaries) as the Company may from time to time reasonably request in writing for inclusion in the Proxy Statement.
Section 2 Transfer of Shares. Each Stockholder covenants and agrees that until the termination of this Agreement, such Stockholder will not directly or indirectly, (a) offer for sale, sell, assign, transfer (including by purchase, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the shares of Common Stock owned by such Stockholder, (b) deposit any shares of Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Common Stock or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by purchase, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any shares of Common Stock unless the transferee (i) enters into an agreement with Hermes, satisfactory to Hermes, containing provisions substantially similar to this Agreement and (ii) notifies Hermes of such transfer or (d) take any action that would make any of such

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Stockholder’s representations or warranties in this Agreement untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing his obligations under this Agreement.
Section 3 Stockholder Representations. Each Stockholder, severally and not jointly, represents to Hermes that (a) on the date hereof, such Stockholder is the record and beneficial owner (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the shares of Common Stock set forth next to such Stockholder’s name on Exhibit A and that such Stockholder has sole voting power, without restrictions, with respect to all of the shares of Common Stock set forth next to such Stockholder’s name on Exhibit A; and (b) such Stockholder has the right, power and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations under this Agreement, and this Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable in accordance with its terms; and such execution, delivery and performance by such Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other agreement to which such Stockholder is bound; (ii) violate any order, writ, injunction decree or statute, or any rule or regulation, applicable to such Stockholder or any of the properties or assets of such Stockholder or (iii) result in the creation of, or impose any obligation on such Stockholder to create, any lien, charge or other encumbrance of any nature whatsoever upon the shares of Common Stock owned by such Stockholder; and (c) the shares of Common Stock set forth next to such Stockholder’s name on Exhibit A are now and will at all times during the term of this Agreement be held by such Stockholder, or by a nominee or custodian for the account of such Stockholder, free and clear of all pledges, liens, proxies, claims, shares, security interests, preemptive rights and any other encumbrances whatsoever with respect to the ownership, transfer or voting of such shares of Common Stock; and there are no outstanding options, warrants or rights to purchase or acquire, or other agreements relating to, such shares of Common Stock other than this Agreement.
Section 4 Termination. This Agreement shall terminate upon the earlier to occur of (a) the day following the close of the meeting of stockholders of the Company to consider the Transaction and the Additional Matters, or any adjournment thereof, or (b) any termination of the Merger Agreement in accordance with its terms or (c) the mutual written agreement of Hermes and each of the Stockholders or (d) December 31, 2006.
Section 5 Further Assurances. Each Stockholder from time to time will execute and deliver, or cause to be executed and delivered, all further appointments, documents and instruments and use his best efforts to take, or cause to be taken, all actions reasonably requested by Hermes to consummate and make effective the transactions contemplated by this Agreement.
Section 6 Miscellaneous.
     (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto, including, without limitation, the Voting Agreement and Irrevocable Proxy, dated March 16, 2005, between Steven Bettinger and Hermes. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.
     (b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

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     (c) The headings in this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any of its provisions. The parties have participated jointly in the negotiation and drafting of this Agreement. If a question of interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The word “include” or “including” means include or including, without limitation. The use of a particular pronoun herein will not be restrictive as to gender or number but will be interpreted in all cases as the context may require.
     (d) This Agreement shall be governed by and construed in accordance with the General Corporation Law of Delaware and the other internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. To the fullest extent permitted by law (a) each party irrevocably subjects itself to the exclusive jurisdiction of the federal and state courts located in New York County, New York, for the purposes of any action, suit or proceeding (collectively, “Action”) arising out of this Agreement or any transaction contemplated hereby, (b) each party agrees to commence any Action relating to this Agreement or any transaction contemplated hereby exclusively in the federal or state courts located in New York County, New York, (c) each party agrees that service of any process, summons, notice or document to such party’s respective address set forth in, and served in the manner provided in paragraph (g) of this Section 6, shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph, and (d) each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the federal and state courts located in New York County, New York, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that (i) it or he or its or his assets is (are) immune from jurisdiction of any such court or from any legal process commenced in such court, and (ii) the Action in any such court is brought in an inconvenient forum, that the venue of such Action is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such court.
     (e) Each Stockholder acknowledges that it will be impossible to measure in money the damage to Hermes if such Stockholder fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, Hermes will not have an adequate remedy at law or damages. Accordingly, each Stockholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Hermes has an adequate remedy at law. Each Stockholder agrees that such Stockholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Hermes’s seeking or obtaining such equitable relief
     (f) If any legal action or any other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provision of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.
     (g) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given if sent by registered or certified mail, first class postage prepaid, return receipt requested, or by overnight courier, to the addresses of the parties set forth below or such other future address as may be specified by a party by notice to the other party. Such communications may also be given by personal delivery, by facsimile or by regular mail, but shall be effective only if and when actually received.

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If to Hermes, at:
           c/o Lander Co., Inc.
           One Palmer Square, Suite 330
           Princeton, NJ 08542
           Attn: Mark I. Massad
           Facsimile No.: 609-924-7250
     If to any Stockholder, at the address set forth opposite such Stockholder’s name on Exhibit A hereto.
     (h) This Agreement may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile signatures on this Agreement shall be valid and effective for all purposes.
     (i) All covenants and agreements contained in this Agreement shall be binding upon and inure to the benefit of the respective successors, heirs and assigns of the parties hereto.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Voting Agreement and Irrevocable Proxy to be signed individually or by its respective duly authorized officer as of the date first written above.

HERMES ACQUISITION COMPANY I LLC

By:

Name:

Title: Manager

STOCKHOLDERS: